Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-231219) of Adhera Therapeutics, Inc. of our report dated March 31, 2023, relating to the consolidated financial statements of Adhera Therapeutics, Inc, appearing in the Annual Report on Form 10-K for the year ended December 31, 2022.

/s/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.

Boca Raton, Florida

March 31, 2023